As filed with the Securities and Exchange Commission on April 21, 2010
Registration No. 333-165662

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Oxford Resource Partners, LP
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1221	77-10695453
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)

544 Chestnut Street
P.O. Box 427
Coshocton, OH 43812

Phone:
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Jeffrey M. Gutman
Senior Vice President,
Chief Financial Officer and Treasurer
544 Chestnut Street
P.O. Box 427
Coshocton, OH 43812

Phone:
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

William N. Finnegan IV	G. Michael O’Leary
Brett E. Braden	William J. Cooper
Latham & Watkins LLP	Andrews Kurth LLP
717 Texas Avenue, Suite 1600	600 Travis, Suite 4200
Houston, Texas 77002	Houston, Texas 77002
(713) 546-5400	(713) 220-4200

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 1 is being filed for the purpose of filing Exhibits 3.3, 10.8, 10.9, 10.10, 10.11, 10.15B, 10.16, 10.17A, 10.17B, 10.17C, 10.17D, 10.17E, 10.17F, 10.17G, 10.17H, 10.17I, 10.17J and 10.19 to the Registration Statement (Commission File No. 333-165662). No changes or additions are being made hereby to the Prospectus constituting Part I of the Registration Statement (not included herein) or to Items 13, 14, 15, 16(b) or 17 of Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

Set forth below are the expenses (other than the underwriting discount) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the SEC registration fee, the FINRA filing fee and the NYSE listing fee, the amounts set forth below are estimates.

SEC registration fee		$17,825
FINRA filing fee		25,500
NYSE listing fee		*
Printing and engraving expenses		*
Fees and expenses of legal counsel		*
Accounting fees and expenses		*
Transfer agent fees		*
Miscellaneous		*

Total	$	*

*	To be provided by amendment.

Item 14.	Indemnification of Directors and Officers.

The section of the prospectus entitled “The Partnership Agreement — Indemnification” discloses that we will generally indemnify officers, directors and affiliates of our general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference. Reference is also made to the underwriting agreement to be filed as an exhibit to this registration statement, which provides for the indemnification of Oxford Resource Partners, LP and our general partner, their officers and directors, and any person who controls Oxford Resource Partners, LP and our general partner, including indemnification for liabilities under the Securities Act. Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. As of the consummation of this offering, the general partner of the registrant will maintain directors and officers liability insurance for the benefit of its directors and officers.

Item 15.	Recent Sales of Unregistered Securities.

On August 27, 2007, in connection with the formation of the partnership, we received (1) a contribution of approximately $35.7 million in cash from AIM Oxford in exchange for the issuance of 3,185,000 Class B common units to AIM Oxford, (2) a contribution of approximately $19.2 million in equity in Oxford Mining Company from C&T Coal in exchange for cash and the issuance of 1,715,000 Class B common units to C&T Coal and (3) a contribution of approximately $1.1 million in cash from Oxford Resources GP, LLC in exchange for the issuance to Oxford Resources GP, LLC of 100,000 general partner units and the incentive distribution rights, which rights will become effective upon an initial public offering. These transactions were exempt from registration under Section 4(2) of the Securities Act of 1933. The number of units set forth above reflect a 5,000 to 1 units split that was authorized by our general partner on October 23, 2007.

On March 27, 2008, we entered into a contribution agreement with Oxford Resources GP, LLC and AIM Oxford. Pursuant to this contribution agreement, we received a contribution of approximately $8.8 million from AIM Oxford as consideration for the issuance to AIM Oxford of 787,500 Class B common units. We also received a contribution of approximately $180,000 from Oxford Resources GP, LLC as consideration for the issuance to Oxford Resources GP, LLC of approximately 16,071 general partner units. These transactions were exempt from registration under Section 4(2) of the Securities Act of 1933.

On September 26, 2008, we entered into a contribution agreement with Oxford Resources GP, LLC, C&T Coal and AIM Oxford. Pursuant to this contribution agreement, we received a contribution of approximately $686,000 from C&T Coal and a contribution of $1.3 million from AIM Oxford as consideration for the issuance to C&T Coal and AIM Oxford of 61,250 Class B common units and 113,750 Class B common units, respectively. We also received a contribution of approximately $40,000 from Oxford Resources GP, LLC as consideration for the issuance to Oxford Resources GP, LLC of approximately 3,571 general partner units. These transactions were exempt from registration under Section 4(2) of the Securities Act of 1933.

On August 28, 2009, we entered into a contribution agreement with C&T Coal and AIM Oxford. Pursuant to this contribution agreement, we received a contribution of approximately $1.1 million from C&T Coal and a contribution of approximately $2.0 million from AIM Oxford as consideration for the issuance to C&T Coal and AIM Oxford of 35 deferred participation units and 65 deferred participation units, respectively. These transactions were exempt from registration under Section 4(2) of the Securities Act of 1933.

On September 28, 2009, we entered into a contribution and conversion agreement with Oxford Resources GP, LLC, C&T Coal and AIM Oxford. Pursuant to this contribution and conversion agreement, we received a contribution of approximately $1.5 million from C&T Coal and a contribution of approximately $6.9 million from AIM Oxford as consideration for the issuance to C&T Coal and AIM Oxford of 84,337 Class B common units and 393,575 Class B common units, respectively. We also received a contribution of approximately $231,224 from Oxford Resources GP, LLC as consideration for the issuance to Oxford Resources GP, LLC of approximately 13,266 general partner units. In connection with the execution of this contribution and conversion agreement, C&T Coal and AIM Oxford elected to convert their deferred participation units into approximately 60,241 Class B common units and approximately 111,876 Class B common units, respectively. These transactions were exempt from registration under Section 4(2) of the Securities Act of 1933.

Item 16.	Exhibits and Financial Statement Schedules.

(a) The following documents are filed as exhibits to this registration statement:

Exhibit
Number			Description

1	.1**	—	Form of Underwriting Agreement
3	.1*	—	Certificate of Limited Partnership of Oxford Resource Partners, LP
3	.2**	—	Form of Third Amended and Restated Agreement of Limited Partnership of Oxford Resource Partners, LP (included as Appendix A to the Prospectus)
3.3		—	Certificate of Formation of Oxford Resources GP, LLC
3	.4**	—	Second Amended and Restated Limited Liability Company Agreement of Oxford Resources GP, LLC
5	.1**	—	Opinion of Latham & Watkins LLP as to the legality of the securities being registered
8	.1**	—	Opinion of Latham & Watkins LLP relating to tax matters
10	.1**	—	Form of Credit Agreement
10	.2**	—	Investors’ Rights Agreement, dated August 24, 2007, by and among Oxford Resource Partners, LP, Oxford Resources GP, LLC, AIM Oxford Holdings, LLC, C&T Coal, Inc., Charles C. Ungurean and Thomas T. Ungurean
10	.3**#	—	Employment Agreement between Oxford Resources GP, LLC and Michael B. Gardner
10	.4**#	—	Employment Agreement between Oxford Resources GP, LLC and Jeffrey M. Gutman
10	.5**#	—	Employment Agreement between Oxford Resources GP, LLC and Gregory J. Honish
10	.6**#	—	Employment Agreement between Oxford Resources GP, LLC and Charles C. Ungurean
10	.7**#	—	Employment Agreement between Oxford Resources GP, LLC and Thomas T. Ungurean
10	.8#	—	Employee Unitholder Agreement among Oxford Resource Partners, LP, Oxford Resources GP, LLC and Michael B. Gardner
10	.9#	—	Employee Unitholder Agreement among Oxford Resource Partners, LP, Oxford Resources GP, LLC and Jeffrey M. Gutman

Exhibit
Number			Description

10	.10#	—	Employee Unitholder Agreement among Oxford Resource Partners, LP, Oxford Resources GP, LLC and Gregory J. Honish
10	.11#	—	Employee Unitholder Agreement among Oxford Resource Partners, LP, Oxford Resources GP, LLC and Denise M. Maksimoski
10	.12**#	—	Oxford Resource Partners, LP Long-Term Incentive Plan, as amended
10	.13**#	—	Form of Long-Term Incentive Plan Grant Agreement
10	.14**#	—	Form of Non-Employee Director Compensation Plan
10	.15A**#	—	Form of Non-Employee Director Compensation Plan Grant Agreement
10	.15B#	—	Director Unitholder Agreement, dated December 1, 2009, by and among Oxford Resource Partners, LP, Oxford Resources GP, LLC and Gerald A. Tywoniuk
10.16		—	Acquisition Agreement, dated August 14, 2009, by and among Oxford Mining Company, LLC, Phoenix Coal Inc., Phoenix Coal Corporation and Phoenix Newco, LLC
10	.17A†	—	Coal Purchase and Sale Agreement No. 10-62-04-900, dated May 21, 2004, by and between Oxford Mining Company, Inc. and American Electric Power Service Corporation, agent for Columbus Southern Power Company
10	.17B†	—	Amendment No. 2004-1 to Coal Purchase and Sale Agreement, dated October 25, 2004
10	.17C†	—	Amendment No. 2005-1 to Coal Purchase and Sale Agreement, dated April 8, 2005
10	.17D†	—	Amendment No. 2006-3 to Coal Purchase and Sale Agreement, dated December 5, 2006
10	.17E†	—	Letter Agreement, dated December 5, 2006, by and between Oxford Mining Company, Inc. and American Electric Power Service Corporation
10	.17F†	—	Amendment No. 2008-6 to Coal Purchase and Sale Agreement, dated December 29, 2008
10	.17G†	—	Amendment No. 2009-1 to Coal Purchase and Sale Agreement, dated May 21, 2009
10	.17H†	—	Amendment No. 2009-3 to Coal Purchase and Sale Agreement, dated December 15, 2009
10	.17I†	—	Amendment No. 2010-1 to Coal Purchase and Sale Agreement, dated January 11, 2010
10	.17J†	—	Amendment No. 2010-2 to Coal Purchase and Sale Agreement, dated February 4, 2010
10	.18**	—	Non-Compete Agreement by and among Oxford Resource Partners, LP, C&T Coal, Inc., Charles C. Ungurean, Thomas T. Ungurean and Oxford Resources GP, LLC
10.19		—	Administrative and Operational Services Agreement, dated August 24, 2007, by and among Oxford Resource Partners, LP, Oxford Mining Company, LLC and Oxford Resources GP, LLC
21	.1*	—	List of Subsidiaries of Oxford Resource Partners, LP
23	.1*	—	Consent of Grant Thornton LLP
23	.2*	—	Consent of Ernst & Young LLP
23	.3*	—	Consent of John T. Boyd Company
23	.4**	—	Consent of Latham & Watkins LLP (contained in Exhibit 5.1)
23	.5**	—	Consent of Latham & Watkins LLP (contained in Exhibit 8.1)
24	.1*	—	Powers of Attorney (included on the signature page)

*	Previously filed.

**	To be filed by amendment.

#	Compensatory plan or arrangement.

†	Certain portions have been omitted pursuant to a confidential treatment request. Omitted information has been filed separately with the Securities and Exchange Commission.

(b) Financial Statements Schedules.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on April 21, 2010.

OXFORD RESOURCE PARTNERS, LP,

By:	Oxford Resources GP, LLC its General Partner

By:	/s/ Jeffrey M. Gutman
Jeffrey M. Gutman
Senior Vice President, Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in their indicated capacities, which are with the general partner of the registrant, on April 21, 2010.

Signature		Title

* George E. McCown		Chairman of the Board

* Charles C. Ungurean		Director, President and Chief Executive Officer (principal executive officer)

/s/ Jeffrey M. Gutman Jeffrey M. Gutman		Senior Vice President, Chief Financial Officer and Treasurer (principal financial officer)

* Denise M. Maksimoski		Senior Director of Accounting (principal accounting officer)

* Brian D. Barlow		Director

* Matthew P. Carbone		Director

* Gerald A. Tywoniuk		Director

*By:	/s/ Jeffrey M. Gutman Jeffrey M. Gutman Attorney-in-fact

EXHIBIT INDEX

Exhibit
Number			Description

1	.1**	—	Form of Underwriting Agreement
3	.1*	—	Certificate of Limited Partnership of Oxford Resource Partners, LP
3	.2**	—	Form of Third Amended and Restated Agreement of Limited Partnership of Oxford Resource Partners, LP (included as Appendix A to the Prospectus)
3.3		—	Certificate of Formation of Oxford Resources GP, LLC
3	.4**	—	Second Amended and Restated Limited Liability Company Agreement of Oxford Resources GP, LLC
5	.1**	—	Opinion of Latham & Watkins LLP as to the legality of the securities being registered
8	.1**	—	Opinion of Latham & Watkins LLP relating to tax matters
10	.1**	—	Form of Credit Agreement
10	.2**	—	Investors’ Rights Agreement, dated August 24, 2007, by and among Oxford Resource Partners, LP, Oxford Resources GP, LLC, AIM Oxford Holdings, LLC, C&T Coal, Inc., Charles C. Ungurean and Thomas T. Ungurean
10	.3**#	—	Employment Agreement between Oxford Resources GP, LLC and Michael B. Gardner
10	.4**#	—	Employment Agreement between Oxford Resources GP, LLC and Jeffrey M. Gutman
10	.5**#	—	Employment Agreement between Oxford Resources GP, LLC and Gregory J. Honish
10	.6**#	—	Employment Agreement between Oxford Resources GP, LLC and Charles C. Ungurean
10	.7**#	—	Employment Agreement between Oxford Resources GP, LLC and Thomas T. Ungurean
10	.8#	—	Employee Unitholder Agreement among Oxford Resource Partners, LP, Oxford Resources GP, LLC and Michael B. Gardner
10	.9#	—	Employee Unitholder Agreement among Oxford Resource Partners, LP, Oxford Resources GP, LLC and Jeffrey M. Gutman
10	.10#	—	Employee Unitholder Agreement among Oxford Resource Partners, LP, Oxford Resources GP, LLC and Gregory J. Honish
10	.11#	—	Employee Unitholder Agreement among Oxford Resource Partners, LP, Oxford Resources GP, LLC and Denise M. Maksimoski
10	.12**#	—	Oxford Resource Partners, LP Long-Term Incentive Plan, as amended
10	.13**#	—	Form of Long-Term Incentive Plan Grant Agreement
10	.14**#	—	Form of Non-Employee Director Compensation Plan
10	.15A**#	—	Form of Non-Employee Director Compensation Plan Grant Agreement
10	.15B#	—	Director Unitholder Agreement, dated December 1, 2009, by and among Oxford Resource Partners, LP, Oxford Resources GP, LLC and Gerald A. Tywoniuk
10.16		—	Acquisition Agreement, dated August 14, 2009, by and among Oxford Mining Company, LLC, Phoenix Coal Inc., Phoenix Coal Corporation and Phoenix Newco, LLC
10	.17A†	—	Coal Purchase and Sale Agreement No. 10-62-04-900, dated May 21, 2004, by and between Oxford Mining Company, Inc. and American Electric Power Service Corporation, agent for Columbus Southern Power Company
10	.17B†	—	Amendment No. 2004-1 to Coal Purchase and Sale Agreement, dated October 25, 2004
10	.17C†	—	Amendment No. 2005-1 to Coal Purchase and Sale Agreement, dated April 8, 2005
10	.17D†	—	Amendment No. 2006-3 to Coal Purchase and Sale Agreement, dated December 5, 2006
10	.17E†	—	Letter Agreement, dated December 5, 2006, by and between Oxford Mining Company, Inc. and American Electric Power Service Corporation
10	.17F†	—	Amendment No. 2008-6 to Coal Purchase and Sale Agreement, dated December 29, 2008
10	.17G†	—	Amendment No. 2009-1 to Coal Purchase and Sale Agreement, dated May 21, 2009
10	.17H†	—	Amendment No. 2009-3 to Coal Purchase and Sale Agreement, dated December 15, 2009

Exhibit
Number			Description

10	.17I†	—	Amendment No. 2010-1 to Coal Purchase and Sale Agreement, dated January 11, 2010
10	.17J†	—	Amendment No. 2010-2 to Coal Purchase and Sale Agreement, dated February 4, 2010
10	.18**	—	Non-Compete Agreement by and among Oxford Resource Partners, LP, C&T Coal, Inc., Charles C. Ungurean, Thomas T. Ungurean and Oxford Resources GP, LLC
10.19		—	Administrative and Operational Services Agreement, dated August 24, 2007, by and among Oxford Resource Partners, LP, Oxford Mining Company, LLC and Oxford Resources GP, LLC
21	.1*	—	List of Subsidiaries of Oxford Resource Partners, LP
23	.1*	—	Consent of Grant Thornton LLP
23	.2*	—	Consent of Ernst & Young LLP
23	.3*	—	Consent of John T. Boyd Company
23	.4**	—	Consent of Latham & Watkins LLP (contained in Exhibit 5.1)
23	.5**	—	Consent of Latham & Watkins LLP (contained in Exhibit 8.1)
24	.1*	—	Powers of Attorney (included on the signature page)

*	Previously filed.

**	To be filed by amendment.

#	Compensatory plan or arrangement.

†	Certain portions have been omitted pursuant to a confidential treatment request. Omitted information has been filed separately with the Securities and Exchange Commission.